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                                                                   EXHIBIT 10.16


               Agreement Between The Registrant And Edgar Mulzer
              Dated October 23, 1992 Relating To The Premises Lease

October 23, 1992

Edgar Mulzer
401 10th Street
Tell City, Indiana 47586

Re:  Lease Agreement dated February 13, 1987 between Edgar
     Mulzer and Thermwood Corporation relating to the premises located in Spencer County, Indiana (the "Premises Lease")


Dear Mr. Mulzer:

Thermwood Corporation (the "Company") is currently in default (the "Default") of the above captioned Premises Lease in that is obligated to make monthly payments in the amount of $19,353.53 and has failed to make such payments since November 1991. Accordingly, as of the date hereof, the Company owes back rent in the aggregate amount of $212,888.83 (the "Arrearage").

In order to induce the Company to enter into an agreement to effect a public financing (the "Public Financing") and in consideration for the other actions to be taken by the Company as set forth below, you agree to waive the Default in accordance with the following terms and conditions:

1. You herewith waive the Default and modify the Premises Lease so that the Arrearage will be due and payable as set forth in paragraph 2 below and no monthly rental payments thereunder will be due until January 1, 1993. Rental payments which would have been due under the Premises Lease for the months of November and December 1992 shall be added to the Arrearage and paid as set forth below.

2. The Company agrees that upon the earlier of the closing of the Public Financing or August 1, 1993, it will pay to you one half of the Arrearage. The Company will pay the balance of the Arrearage, commencing on August 1, 1993 or the first day of the month after the closing of the Public Financing, as the case may be, at the rate of one monthly rental payment per month.
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Letter to Edgar Mulzer
dated October 23, 1992

Please acknowledge your acceptance of this Agreement by signing a copy hereof in the appropriate space below and returning it to the Company.

Very truly yours,


THERMWOOD CORPORATION



by       /s/ Kenneth J. Susnjara
         ------------------------------
         Kenneth J. Susnjara, President



Acknowledged and Accepted


/s/ Edgar Mulzer
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Edgar Mulzer